Exhibit 99.6

Item 2.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

EQT Midstream Partners, LP (EQT Midstream Partners or the Partnership) is a growth-oriented Delaware limited partnership. The Partnership’s combined financial statements have been retrospectively recast for all periods presented to include the historical results of Sunrise Pipeline, LLC (Sunrise), which was merged into the Partnership on July 22, 2013, and the Jupiter gathering system (Jupiter), which was acquired on May 7, 2014, as the transactions were between entities under common control. You should read the following discussion and analysis of financial condition and results of operations in conjunction with the combined financial statements, and the notes thereto, included elsewhere in this report. References in the following discussion and analysis to ‘‘EQT’’ refer collectively to EQT Corporation and its consolidated subsidiaries.

CAUTIONARY STATEMENTS

Disclosures in this filing contain certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended.  Statements that do not relate strictly to historical or current facts are forward-looking and usually identified by the use of words such as “anticipate,” “estimate,” “could,” “would,” “will,” “may,” “forecast,” “approximate,” “expect,” “project,” “intend,” “plan,” “believe” and other words of similar meaning in connection with any discussion of future operating or financial matters.  Without limiting the generality of the foregoing, forward-looking statements contained in this Form 8-K include the matters discussed in the section captioned “Outlook” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the expectations of plans, strategies, objectives, and growth and anticipated financial and operational performance of the Partnership and its subsidiaries, including guidance regarding the Partnership’s transmission and storage and gathering revenue and volume growth; infrastructure programs (including the timing, cost, capacity and sources of funding with respect to transmission and gathering expansion projects); natural gas production growth in the Partnership’s operating areas for EQT and third parties; asset acquisitions, including the Partnership’s ability to complete any asset acquisitions from EQT or third parties; the amount and timing of distributions, including expected increases; the effect of the AVC lease on distributable cash flow; future projected AVC lease payments; projected operating and capital expenditures; liquidity and financing requirements, including sources and availability; the effects of government regulation and litigation; and tax position. The forward-looking statements included in this Form 8-K involve risks and uncertainties that could cause actual results to differ materially from projected results.  Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results.  The Partnership has based these forward-looking statements on current expectations and assumptions about future events.  While the Partnership considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Partnership’s control. The risks and uncertainties that may affect the operations, performance and results of the Partnership’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors” in the Partnership’s Form 10-K for the year ended December 31, 2013.

Any forward-looking statement speaks only as of the date on which such statement is made and the Partnership does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

In reviewing any agreements incorporated by reference in or filed with this Form 8-K, please remember that such agreements are included to provide information regarding the terms of such agreements and are not intended to provide any other factual or disclosure information about the Partnership. The agreements may contain representations and warranties by the Partnership, which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties to such agreements should those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments.  Accordingly, these representations and warranties alone may not describe the actual state of affairs of the Partnership or its affiliates as of the date they were made or at any other time.

EQT Midstream Partners, LP

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Executive Overview

For the three months ended March 31, 2014, the Partnership reported net income of $49.5 million compared to $39.7 million for the three months ended March 31, 2013. Increased operating revenues were partly offset by an increase in operating expenses and interest expense.  The increase in revenues was primarily related to higher firm transmission contracted capacity and increased volumes gathered, both of which were driven by production development in the Marcellus Shale. The $9.2 million increase in operating expenses is consistent with the overall growth of the transmission and gathering systems while interest expense increased due to the AVC capital lease.

For the three months ended March 31, 2014, adjusted EBITDA and distributable cash flow were $41.1 million and $38.9 million, respectively, compared to $26.7 million and $24.4 million for the three months ended March 31, 2013. The increase was primarily a result of increased operating income resulting from increased firm transmission contracted capacity and increased gathered volumes.

The Partnership declared a cash distribution to unitholders of $0.49 per unit on April 22, 2014, which represents a 7% increase over the previous distribution paid on February 14, 2014 of $0.46 per unit. The cash distribution was paid on May 15, 2014 to unitholders of record at the close of business on May 6, 2014. For a discussion of the non-GAAP financial measures adjusted EBITDA and distributable cash flow, please read the sections titled “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Measures.”

Combined Results of Operations

	Three Months Ended March 31,
	2014	2013	%
		(Thousands)
Operating revenues:
Transmission and storage revenues	$59,317	$41,065	44.4
Gathering revenues	34,094	28,487	19.7
Total operating revenues	93,411	69,552	34.3

Operating expenses:
Operating and maintenance	10,610	7,913	34.1
Selling, general and administrative	10,474	6,081	72.2
Depreciation and amortization	8,371	6,265	33.6
Total operating expenses	29,455	20,259	45.4
Operating income	63,956	49,293	29.7
Other income, net	269	297	(9.4)
Interest expense, net	5,655	204	2,672.1
Income before income taxes	58,570	49,386	18.6
Income tax expense	9,066	9,651	(6.1)
Net income	$49,504	$39,735	24.6

Adjusted EBITDA (1)	$41,089	$26,710	53.8
Distributable cash flow (1)	$38,891	$24,417	59.3

(1)         For an explanation of the non-GAAP financial measures adjusted EBITDA and distributable cash flow and a reconciliation of these measures to their most directly comparable GAAP financial measures, please read the sections below titled “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Measures.”

Business Segment Results of Operations

Operating segments are revenue-producing components of the enterprise for which separate financial information is produced internally and is subject to evaluation by the chief operating decision maker in deciding how to allocate

EQT Midstream Partners, LP

Management’s Discussion and Analysis of Financial Condition and Results of Operations

resources. Interest and other income are managed on a consolidated basis. The Partnership has presented each segment’s operating income and various operational measures in the sections below. Management believes that presentation of this information provides useful information to management and investors regarding the financial condition, results of operations and trends of segments. The Partnership has reconciled each segment’s operating income to the Partnership’s combined operating income and net income in Note C to the combined financial statements.

Transmission and Storage Results of Operations

	Three Months Ended March 31,
	2014	2013	%
FINANCIAL DATA	(Thousands, other than per day amounts)
Operating revenues:
Operating revenues – affiliate (1)	$26,101	$32,582	(19.9)
Operating revenues – third party (1)	33,216	8,483	291.6
Total operating revenues	59,317	41,065	44.4

Operating expenses:
Operating and maintenance	5,158	3,294	56.6
Selling, general and administrative	5,963	2,999	98.8
Depreciation and amortization	6,159	4,311	42.9
Total operating expenses	17,280	10,604	63.0
Operating income	$42,037	$30,461	38.0

OPERATIONAL DATA
Transmission pipeline throughput (BBtu per day)	1,600	900	77.8
Capital expenditures	$14,001	$10,939	28.0

(1)         On December 17, 2013, EQT completed the sale of Equitable Gas Company, LLC (EGC). Prior to the sale, EGC revenues were recorded as affiliate revenues. Subsequent to the sale, EGC revenues are recorded as third party revenues. For the three months ended March 31, 2014 and 2013, EGC revenues were $11.1 million and $10.9 million, respectively.

Three Months Ended March 31, 2014 Compared to Three Months Ended March 31, 2013

Operating revenues and operating expenses related to the AVC facilities do not have an impact on adjusted EBITDA or distributable cash flow as the excess of the AVC revenues over operating and maintenance and selling, general and administrative expenses is paid to EQT as the current monthly lease payment. All revenues related to the AVC facilities are from third-parties.

Transmission and storage revenues increased by $18.3 million as a result of higher affiliate and third party firm transmission contracted capacity including $9.0 million related to the AVC facilities. The increase in firm transmission contracted capacity was the result of increased production development in the Marcellus Shale.

Operating expenses totaled $17.3 million for the three months ended March 31, 2014 compared to $10.6 million for the three months ended March 31, 2013. The increase in operating expenses was due to an increase of $3.0 million in selling, general and administrative expense, an increase of $1.9 million in operating and maintenance expense and an increase of $1.8 million in depreciation and amortization expense.

The increase in operating and maintenance expense resulted from additional costs associated with operating the AVC facilities of $1.1 million and increased repairs and maintenance expenses associated with increased system pressures and throughput.

EQT Midstream Partners, LP

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Selling, general and administrative expenses increased by $3.0 million. This increase primarily related to $1.0 million of professional services and other costs associated with growth of the business, additional costs associated with operating the AVC facilities of $0.9 million and increased personnel costs.

The increase in depreciation and amortization expense was primarily a result of AVC facilities capital lease depreciation expense of $1.3 million as well as higher depreciation on the increased investment in transmission infrastructure, most notably the Low Pressure East expansion project that was placed into service in the fourth quarter of 2013.

Gathering Results of Operations

	Three Months Ended March 31,
	2014	2013	%
FINANCIAL DATA	(Thousands, other than per day amounts)
Operating revenues:
Operating revenues – affiliate	$31,866	$26,991	18.1
Operating revenues – third party	2,228	1,496	48.9
Total operating revenues	34,094	28,487	19.7

Operating expenses:
Operating and maintenance	5,452	4,619	18.0
Selling, general and administrative	4,511	3,082	46.4
Depreciation and amortization	2,212	1,954	13.2
Total operating expenses	12,175	9,655	26.1
Operating income	$21,919	$18,832	16.4

OPERATIONAL DATA
Gathered volumes (BBtu per day)	666	535	24.3
Capital expenditures	$16,173	$11,410	41.7

Three Months Ended March 31, 2014 Compared to Three Months Ended March 31, 2013

Gathering revenues increased by $5.6 million as a result of higher gathered volumes for the three months ended March 31, 2014 compared to the three months ended March 31, 2013. The increase in gathered volumes was the result of increased production development in the Marcellus Shale.

Operating expenses totaled $12.2 million for the three months ended March 31, 2014 compared to $9.7 million for the three months ended March 31, 2013. The increase in operating expenses was due to an increase of $1.4 million in selling, general and administrative expense, an increase of $0.8 million in operating and maintenance expense and an increase of $0.3 million in depreciation and amortization expense.

The increase in operating and maintenance expense was primarily due to increases in repairs and maintenance and allocations from EQT consistent with the growth in Jupiter.

The increase in selling, general and administrative expense resulted from increased allocations from EQT as a result of the growth in Jupiter.

The increase in depreciation and amortization expense resulted from additional assets placed in-service.

EQT Midstream Partners, LP

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Other Income Statement Items

Interest expense for the three months ended March 31, 2014 was $5.7 million compared to $0.2 million for the three months ended March 31, 2013. The increase primarily related to interest incurred on the AVC capital lease of $4.9 million and interest related to the borrowings on the credit facility of $0.4 million during the first quarter of 2014.

Income tax expense for the three months ended March 31, 2014 was $9.1 million compared to $9.7 million for the three months ended March 31, 2013. The Partnership is not subject to U.S. federal and state income taxes. As previously noted, the Sunrise Merger on July 22, 2013 and the Jupiter Acquisition on May 7, 2014 were transactions between entities under common control for which the combined financial statements of the Partnership have been retrospectively recast to reflect the combined entities.  Accordingly, the income tax effects associated with operations of Sunrise and Jupiter prior to the Sunrise Merger and the Jupiter Acquisition are reflected in the combined financial statements as the income from Sunrise and Jupiter was part of EQT’s consolidated federal tax return. The decrease in income tax expense resulted from the tax status change of Sunrise almost entirely offset by income tax expense related to Jupiter.

See “Investing Activities” and “Capital Requirements” in the “Capital Resources and Liquidity” section for a discussion of capital expenditures.

Non-GAAP Financial Measures

The Partnership defines adjusted EBITDA as net income plus net interest expense, depreciation and amortization expense, income tax expense (if applicable), non-cash long-term compensation expense and other non-cash adjustments (if applicable) less other income and capital lease payments. As used herein, the Partnership defines distributable cash flow as adjusted EBITDA less interest expense, excluding capital lease interest and ongoing maintenance capital expenditures, net of expected reimbursements.  Adjusted EBITDA and distributable cash flow exclude the results associated with Jupiter prior to the Jupiter Acquisition.  Adjusted EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management and external users of the Partnership’s combined financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess:

•                   the Partnership’s operating performance as compared to other publicly traded partnerships in the midstream energy industry without regard to historical cost basis or, in the case of adjusted EBITDA, financing methods;

•                   the ability of the Partnership’s assets to generate sufficient cash flow to make distributions to the Partnership’s unitholders;

•                   the Partnership’s ability to incur and service debt and fund capital expenditures; and

•                   the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

The Partnership believes that adjusted EBITDA and distributable cash flow provide useful information to investors in assessing the Partnership’s financial condition and results of operations. Adjusted EBITDA and distributable cash flow should not be considered as alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all, items that affect net income and net cash provided by operating activities. Additionally, because adjusted EBITDA and distributable cash flow may be defined differently by other companies in its industry, the Partnership’s definition of adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. Distributable cash flow should not be viewed as indicative of the actual amount of cash that the Partnership has available for distributions from operating surplus or that the Partnership plans to distribute.

Reconciliation of Non-GAAP Measures

The following table presents a reconciliation of adjusted EBITDA and distributable cash flow with net income and net cash provided by operating activities, the most directly comparable GAAP financial measures.

EQT Midstream Partners, LP

Management’s Discussion and Analysis of Financial Condition and Results of Operations

	Three Months Ended March 31,
	2014	2013
	(Thousands)
Net income	$49,504	$39,735
Add:
Interest expense, net	5,655	204
Depreciation and amortization expense	8,371	6,265
Income tax expense	9,066	9,651
Non-cash long-term compensation expense	978	353
Non-cash adjustments	—	(250)
Less:
Other income, net	(269)	(297)
Capital lease payments (1)	(6,979)	(6,863)
Adjusted EBITDA attributable to Jupiter prior to acquisition (2)	(25,237)	(22,088)
Adjusted EBITDA	$41,089	$26,710
Less:
Interest expense, excluding capital lease interest	(717)	(219)
Ongoing maintenance capital expenditures, net of expected reimbursements	(1,481)	(2,074)
Distributable cash flow	$38,891	$24,417

	Three Months Ended March 31,
	2014	2013
	(Thousands)
Net cash provided by operating activities	$46,159	$47,294
Adjustments:
Interest expense, net	5,655	204
Current tax expense	8,737	8,766
Capital lease payments (1)	(6,979)	(6,863)
Adjusted EBITDA attributable to Jupiter prior to acquisition (2)	(25,237)	(22,088)
Other, including changes in working capital	12,754	(603)
Adjusted EBITDA	$41,089	$26,710

(1)         Capital lease payments presented are the amounts incurred on an accrual basis and do not reflect the timing of actual cash payments. These lease payments are generally made monthly on a one month lag. For the three months ended March 31, 2014, these capital lease payments were related to the AVC capital lease. For the three months ended March 31, 2013, these capital lease payments were related to the Sunrise Pipeline capital lease, prior to the Sunrise Merger.

(2)         Adjusted EBITDA attributable to Jupiter for the periods presented was excluded from the Partnership’s adjusted EBITDA calculations as these amounts were generated by Jupiter prior to the Partnership’s acquisition; therefore, they were not amounts that could be distributed to the Partnership’s unitholders.  Adjusted EBITDA attributable to Jupiter for the three months ended March 31, 2014 is calculated as net income of $14.6 million plus depreciation and amortization expense of $1.5 million plus income tax expense of $9.1 million.  Adjusted EBITDA attributable to Jupiter for the three months ended March 31, 2013 is calculated as net income of $13.0 million plus depreciation and amortization expense of $1.2 million plus income tax expense of $7.9 million.

EQT Midstream Partners, LP

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Adjusted EBITDA was $41.1 million for the three months ended March 31, 2014 compared to $26.7 million for the three months ended March 31, 2013. The increase was primarily a result of increased transmission and storage operating revenues related to production development in the Marcellus Shale partly offset by an increase in operating expenses consistent with the overall growth of the transmission and gathering system. Distributable cash flow was $38.9 million for the three months ended March 31, 2014 compared to $24.4 million for the three months ended March 31, 2013. The increase was mainly attributable to the increase in adjusted EBITDA.

Outlook

The Partnership’s principal business objective is to increase the quarterly cash distributions that it pays to its unitholders over time while ensuring the ongoing growth of its business. The Partnership believes that it is well-positioned to achieve growth based on the combination of its relationship with EQT and its strategically located assets, which cover portions of the Marcellus Shale that lack substantial natural gas pipeline infrastructure. As production increases in the Partnership’s areas of operations, the Partnership believes it will have a competitive advantage in attracting volumes to its system through relatively low-cost capacity expansions. Additionally, the Partnership may acquire additional midstream assets from EQT, or pursue asset acquisitions from third parties. Should EQT choose to pursue midstream asset sales, it is under no contractual obligation to offer the assets to the Partnership.

In the near term, the Partnership expects that the following internal expansion projects will also allow it to capitalize on increased drilling activity by EQT and other third-party producers.

•                   Jefferson Compressor Station Expansion Project. This project involves expanding the Jefferson compressor station to provide approximately 550 BBtu per day of incremental capacity on the Sunrise Pipeline system. When complete, the project is expected to more than double the existing throughput capacity on the Sunrise Pipeline of approximately 400 BBtu per day. The expansion is expected to cost approximately $30 million and to be placed into service in the third quarter of 2014.

•                   Transmission Expansion (Antero Project). The Partnership entered into two separate agreements with Antero Resources for firm transportation services on the Partnership’s transmission system. Under each agreement, the Partnership will ultimately provide 100 BBtu per day of firm transmission capacity on the transmission system for a combined total of 200 BBtu per day. As part of the agreements, the Partnership expects to spend approximately $55 million on two separate transmission expansion projects in northern West Virginia. The West-Side Expansion will add 100 BBtu per day of transmission capacity at an estimated cost of $26 million and is expected to be in full service by year-end 2014. The East-Side Expansion will add 100 BBtu per day of transmission capacity at an estimated cost of $29 million and is expected to be in full service by mid-year 2015. The agreements are primarily fixed-fee, demand based contracts with a 10-year term commencing on the applicable project’s full 100 BBtu per day in-service date.

•                   Transmission and Gathering Expansion (Range Resources Project). The Partnership entered into agreements with a subsidiary of Range Resources Corporation to provide gathering, compression, and transmission services in southwestern Pennsylvania. The Partnership expects to invest approximately $30 million in gathering infrastructure and $25 million in a transmission expansion project in conjunction with the agreements.  The transmission expansion will add approximately 100 BBtu per day of capacity to the Partnership’s transmission system and is expected to be in service in the fourth quarter of 2014.  The agreements include a fee-based 10-year minimum volume commitment for gathering and transmission services.

•                   Jupiter Gathering Expansion.  The Partnership expects to complete several expansion projects related to the Jupiter gathering system during 2014 and 2015.  These expansion projects are fully subscribed under the Jupiter Gas Gathering Agreement with EQT. The 2014 expansion involves the construction of the Halo compressor station and the addition of compression at the Callisto and Jupiter compressor stations in Greene County, Pennsylvania and is expected to be placed into service in the fourth quarter of 2014. This expansion is expected to add approximately 350 MMcf per day of compression capacity and is estimated to cost approximately $47 million. The 2015 expansion involves the construction of the Europa compressor station in

EQT Midstream Partners, LP

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Greene County and is expected to be placed into service in the fourth quarter of 2015. This expansion is expected to add approximately 200 MMcf per day of compression capacity and is estimated to cost approximately $51 million. In addition, the Partnership expects to spend approximately $84 million over 2014 and 2015 to build approximately 20 miles of additional gathering pipelines and for field pressure reduction.

On April 30, 2014, EQT entered into a gas gathering agreement with EQT Gathering for gathering services on Jupiter (Jupiter Gas Gathering Agreement). The Jupiter Gas Gathering Agreement has a ten year term (with year-to-year rollovers), beginning May 1, 2014. Under the agreement, EQT has subscribed for all of the approximately 225 MMcf per day of firm compression capacity currently available on Jupiter. The Partnership anticipates future expansion projects which are expected to bring the total Jupiter compression capacity to approximately 775 MMcf per day. EQT has agreed to separate ten year terms (with year-to-year rollovers) for the compression capacity associated with each expansion project. After all of the expansion projects scheduled to be completed in 2014 and 2015 have been placed into service, EQT’s firm reservation fee is expected to result in revenue of approximately $173 million annually. EQT also agreed to pay a monthly usage fee for volumes gathered in excess of firm compression capacity. In connection with the closing of the Jupiter acquisition, the Jupiter Gas Gathering Agreement was assigned to EQM Gathering.

Capital Resources and Liquidity

The Partnership’s principal liquidity requirements are to finance its operations, fund capital expenditures and acquisitions, make cash distributions and satisfy any indebtedness obligations. The Partnership’s ability to meet these liquidity requirements will depend on its ability to generate cash in the future. The Partnership’s available sources of liquidity include cash generated from operations, borrowing under the Partnership’s credit facility, cash on hand, debt offerings and issuances of additional partnership units.

Operating Activities

Net cash provided by operating activities totaled $46.2 million for the first three months of 2014 compared to $47.3 million for the first three months of 2013 as higher earnings were partly offset by timing differences on working capital items.

Investing Activities

Net cash used in investing activities totaled $30.1 million for the first three months of 2014 compared to $22.3 million for the first three months of 2013. The increase was primarily attributable to the following expansion projects: the Range Resources project, the Jefferson compressor station expansion project and the Antero project. These increases were partly offset by decreases in maintenance capital expenditures related to timing of the projects.

See further discussion of capital expenditures in the “Capital Requirements” section.

Financing Activities

Net cash used in financing activities totaled $10.4 million for the first three months of 2014 compared to $8.0 million for the first three months of 2013. The increased cash outflows primarily related to increased cash distributions to unitholders and credit facility origination fees related to the increased borrowing capacity on the Partnership’s credit facility. These cash outflows were partly offset by increased cash inflows in parent advances to Jupiter prior to the Partnership’s acquisition in May of 2014.

EQT Midstream Partners, LP

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Capital Requirements

The transmission, storage and gathering businesses can be capital intensive, requiring significant investment to maintain and upgrade existing operations and pursue expansion projects. Capital expenditures for the three months ended March 31, 2014 and 2013 were as follows:

	Three Months Ended
	March 31,
	2014	2013
	(Thousands)
Expansion capital expenditures	$28,001	$16,919
Maintenance capital expenditures:
Ongoing maintenance	1,608	3,152
Funded regulatory compliance	565	2,278
Total maintenance capital expenditures	2,173	5,430
Total capital expenditures (1)	$30,174	$22,349

(1)         The Partnership capitalizes certain labor overhead costs which include a portion of non-cash equity-based compensation.  These non-cash capital expenditures in the table above were approximately $0.1 million for the three months ended March 31, 2014.

Expansion capital expenditures totaled $28.0 million and $16.9 million for the three months ended March 31, 2014 and 2013, respectively. The increase was primarily due to expenditures related to the Range Resources project, the Jefferson compressor station expansion project and the Antero project.

Ongoing maintenance capital expenditures are all maintenance capital expenditures other than funded regulatory compliance capital expenditures. Ongoing maintenance capital expenditures were $1.6 million and $3.2 million for the three months ended March 31, 2014 and 2013, respectively. The period over period changes primarily relate to the timing of projects. Included in these amounts for the three months ended March 31, 2014 are $0.2 million of maintenance capital expenditures that the Partnership expects to be reimbursed by EQT under the terms of the omnibus agreement.

Funded regulatory compliance capital expenditures were $0.6 million and $2.3 million for the three months ended March 31, 2014 and 2013, respectively. The decrease is primarily due to timing of costs associated with a multi-year program to install remote valve and pressure monitoring equipment on the Partnership’s transmission and storage system. The Partnership retained approximately $32 million from the net proceeds of its initial public offering (IPO) to fund these expenditures. Since the IPO, funded regulatory compliance capital expenditures have totaled $19.5 million.

The Partnership forecasts total capital expenditures of $225 - 250 million in 2014. The Partnership’s future expansion capital expenditures may vary significantly from period to period based on the available investment opportunities. Maintenance related capital expenditures are also expected to vary quarter to quarter. The Partnership expects to fund future capital expenditures primarily through cash on hand, cash generated from operations, availability under the Partnership’s credit facility, debt offerings and the issuance of additional partnership units. The Partnership forecasts capital expenditures only for projects it has the authority to complete.

Short-term Borrowings

In February 2014, the Partnership amended its credit facility to increase the borrowing capacity to $750 million. The amended credit facility will expire in February 2019. The credit facility is available to fund working capital requirements and capital expenditures, to purchase assets, to pay distributions and to repurchase units and for general partnership purposes. Subject to certain terms and conditions, the credit facility has an accordion feature that allows the Partnership to increase the available revolving borrowings under the facility by up to an additional $250 million. In addition, the credit facility includes a sublimit up to $75 million for same-day swing line advances and a sublimit up to $150 million for letters of credit. The Partnership has the right to request that one or more lenders

EQT Midstream Partners, LP

Management’s Discussion and Analysis of Financial Condition and Results of Operations

make term loans to it under the credit facility subject to the satisfaction of certain conditions, which term loans will be secured by cash and qualifying investment grade securities. The Partnership’s obligations under the revolving portion of the credit facility are unsecured.

The Partnership’s credit facility contains various provisions that, if not complied with, could result in termination of the credit facility, require early payment of amounts outstanding or similar actions.  The most significant covenants and events of default under the credit facility relate to maintenance of permitted leverage ratio, limitations on transactions with affiliates, insolvency events, nonpayment of scheduled principal or interest payments, acceleration of other financial obligations and change of control provisions.  Under the credit facility, the Partnership is required to maintain a consolidated leverage ratio of not more than 5.00 to 1.00 (or, after the Partnership obtains an investment grade rating, not more than 5.50 to 1.00 for certain measurement periods following the consummation of certain acquisitions). As of March 31, 2014, the Partnership was in compliance with all credit facility provisions and covenants.

The Partnership had $110 million outstanding on the credit facility as of March 31, 2014.  On May 7, 2014, the Partnership borrowed $340 million under its credit facility for the Jupiter Acquisition. On May 14, 2014, the Partnership reduced its outstanding balance on the credit facility by $120 million.

Distributions

A cash distribution to unitholders of $0.46 per unit was paid on February 14, 2014 related to the fourth quarter of 2013. On April 22, 2014, the Board of Directors of the Partnership’s general partner declared a cash distribution to the Partnership’s unitholders for the first quarter of 2014 of $0.49 per common and subordinated unit, $0.5 million to the general partner related to its 2% general partner interest and $1.0 million to the general partner related to its incentive distribution rights. The cash distribution was paid on May 15, 2014 to unitholders of record at the close of business on May 6, 2014.

Commitments and Contingencies

In the ordinary course of business, various legal and regulatory claims and proceedings are pending or threatened against the Partnership.  While the amounts claimed may be substantial, the Partnership is unable to predict with certainty the ultimate outcome of such claims and proceedings. The Partnership accrues legal and other direct costs related to loss contingencies when actually incurred. The Partnership has established reserves it believes to be appropriate for pending matters, and after consultation with counsel and giving appropriate consideration to available insurance, the Partnership believes that the ultimate outcome of any matter currently pending against the Partnership will not materially affect its business, financial condition, results of operations, liquidity or ability to make distributions.

Critical Accounting Policies

The Partnership’s critical accounting policies are described in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the year ended December 31, 2013 contained within Exhibit 99.3 of this Current Report on Form 8-K.  Any new accounting policies or updates to existing accounting policies as a result of new accounting pronouncements have been included in the notes to the Partnership’s Combined Financial Statements on this filing for the period ended March 31, 2014.  The application of the Partnership’s critical accounting policies may require management to make judgments and estimates about the amounts reflected in the Combined Financial Statements.  Management uses historical experience and all available information to make these estimates and judgments.  Different amounts could be reported using different assumptions and estimates.